Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Toll Brothers, Inc.

Toll Corp.
First Huntingdon Finance Corp.
Toll Brothers Finance Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	456(b) and 457(r)	(2)	(2)	-	-	-
	Equity	Preferred Stock	456(b) and 457(r)	(2)	(2)	-	-	-
	Debt	Debt Securities of Toll Corp.	456(b) and 457(r)	(2)	(2)	-	-	-
	Other	Guarantees of Debt Securities of Toll Corp.(3)	456(b) and 457(r)	(2)(3)	(2) (3)	-	-	-

	Debt	Debt Securities of First Huntington Finance Corp.	456(b) and 457(r)	(2)	(2)	-	-	-
	Other	Guarantees of Debt Securities of of First Huntington Finance Corp.(3)	456(b) and 457(r)	(2)(3)	(2) (3)	-	-	-
	Debt	Debt Securities of Toll Brothers Finance Corp.	456(b) and 457(r)	(2)	(2)	-	-	-
	Other	Guarantees of Debt Securities of Toll Brothers Finance Corp (3)	456(b) and 457(r)	(2)(3)	(2) (3)	-	-	-
	Other	Warrants	456(b) and 457(r)	(2)	(2)	-	-	-
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due
(1)     Omitted pursuant to Form S-3 General Instruction II.E. An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. In accordance with Rules 456(b) and 457(r), the registrants are deferring payment of all of the registration fee.

(2)     Omitted pursuant to Form S-3 General Instruction II.E. An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.
(3)     The guarantees of debt securities will be issued by one or more of (i) each of the registrants named above and (ii) the registrants identified in the “Table of Additional Registrants” of the registration statement. Pursuant to Rule 457(n), no separate registration fee is payable with regard to the guarantees.